CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2013 RESULTS

Norton, Massachusetts, November 5, 2013. CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $6.0 million and net income of $452 thousand for the quarter ended September 28, 2013. This compares with revenues of $2.7 million and a net loss of $531 thousand for the quarter ended September 29, 2012.

Revenues for the nine months ended September 28, 2013 increased 64% to $16.3 million from $9.9 million for the corresponding period in 2012. Net Income for the nine month period in 2013 totaled $691 thousand, compared with a net loss of $1,438 thousand for the first nine months of 2012.

Grant Bennett, President and CEO, commented, “This is the fourth consecutive quarter that we have achieved increases in revenues, gross margin, operating profit and net income while also generating positive cash flow. The percentage increases in revenues were well into the double digits for all major product lines for both the quarter and nine months versus 2012. While our business is and will continue to be volatile quarter to quarter, it is clear that demand for our products has returned to levels prior to the Eurozone crisis which significantly depressed our 2012 revenues. When demand declined in 2012 we retained professional staff and continued production line improvements; as a result our margins are higher today than prior to the crisis.”

Mr. Bennett continued, “Our strategy is rooted in the belief that there are numerous opportunities for growth in metal matrix composites, the class of materials in which we are the world-wide market leader. While we continue to strengthen our strong relationships with customers in the traction and automotive sectors, we are also expanding our sales and marketing efforts in Japan where we see substantial opportunities with large electronic companies. In addition we are allocating increased resources to address new opportunities where our technology offers a compelling advantage such as the military and the oil and gas areas.”

The Company announced last week that it will hold its quarterly investor conference call on November 5, 2013 at 4:30 P.M. (Eastern). Grant Bennett, President and Chief Executive Officer, and Ralph Norwood, Chief Financial Officer, will discuss the Company’s financial results for the three months ended September 28, 2013.

Those interested in participating in the conference call should dial:

1-855-863-0441

Conference ID: 95646946

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	---Quarter Ended---		-- Nine Months Ended--
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2013	2012	2013	2012

Total Revenues	$5,974,489	$2,744,181	$16,306,109	$9,927,222
Cost of Sales	4,256,337	2,980,288	12,310,222	10,004,190

Gross Margin	1,718,152	(236,107)	3,995,887	(76,968)
Operating Expenses	1,059,033	641,046	2,967,066	2,294,778

Operating income (loss)	659,119	(877,153)	1,028,821	(2,371,746)
Interest expense, net	(3,603)	(4,792)	(26,473)	(16,258)

Income (loss) before income taxes	655,516	(881,945)	1,002,348	(2,388,004)
Income tax expense (benefit)	204,000	(351,000)	311,720	(950,000)

Net income (loss)	451,516	(530,945)	690,628	(1,438,004)

Net income (loss) per diluted share	$0.03	($0.04)	$0.05	($0.11)
Shares outstanding, diluted	13,522,495	12,871,659	13,242,069	12,868,934

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Sept. 28,	Dec.,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$595,753	$306,854
Accounts receivable-trade, net	4,223,095	2,876,149
Inventories, net	2,048,860	2,457,315
Prepaid expenses	173,368	140,723
Deferred taxes, current	160,378	354,825

Total current assets	7,201,454	6,135,866
Property and equipment, net	1,846,705	1,781,220
Deferred taxes, non-current	2,432,148	2,432,148

Total assets	$11,480,307	$10,349,234

Liabilities and Equity
Current liabilities:
Line of Credit	$—	$500,000
Equipment lease line of credit	163,155	—
Accounts payable	1,537,597	1,179,313
Accrued expenses	1,160,693	938,043
Capital leases, current	82,555	123,366

Total current liabilities	2,944,000	2,740,722
Capital leases, non-current	14,117	76,372

Total liabilities	2,958,117	2,817,094
Stockholders' equity	8,522,190	7,532,140

Total liabilities and stockholders' equity	$11,480,307	$10,349,234